UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)         March 22, 2007

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 6th Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code         (212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

On March 22, 2007 AmTrust Financial Services, Inc. (the "Company") participated in a private placement of $40 million of fixed/floating rate capital securities (the "Trust Preferred Securities") issued by AmTrust Capital Financing Statutory Trust IV (the "Trust"), an affiliated Delaware trust formed on March 13, 2007. The Trust Preferred Securities mature on March 15, 2037, are redeemable at the Company's option at par beginning March 2012, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities. Distributions are initially at a fixed rate of 7.93% for the first five years and will then reset quarterly for changes in the three-month London Interbank Offered Rate ("LIBOR") rate plus 300 basis points. The Trust simultaneously issued 1,238 of the Trust's common securities to the Company for a purchase price of $1,238,000, which constitutes all of the issued and outstanding common securities of the Trust.

The Trust used the proceeds from the sale of the Trust Preferred Securities to purchase for $40,000,000 a Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture due 2037 in the principal amount of $40,000,000 issued by the Company. The net proceeds to the Company from the sale of the Debenture to the Trust will be used by the Company for working capital purposes.

The Debenture was issued pursuant to an Indenture dated March 22, 2007, by and between the Company and Wilmington Trust Company, as trustee. The terms of the Debenture are substantially the same as the terms of the Trust Preferred Securities. The interest payments by the Company will be used by the Trust to pay the quarterly distributions to the holders of the Trust Preferred Securities. The Indenture permits the Company to redeem the Debenture (and thus a like amount of the Preferred Trust Securities) after March 2012. If the Company redeems any amount of its Debenture, the Trust must redeem a like amount of the Trust Preferred Securities.

The terms of the Trust Preferred Securities are governed by an Amended and Restated Declaration of Trust, dated March 22, 2007, by and among Wilmington Trust Company, as Institutional Trustee; Wilmington Trust Company, as Delaware Trustee; AmTrust Financial Services, Inc, as Sponsor; and the Trust Administrators (as named therein). The Company, as the sole holder of the Trust's Common Securities, controls the election of the trustee and administrators. Under the terms of the Trust Preferred Securities, an event of default may occur upon:

•	non-payment of interest on the Trust Preferred Securities, unless such non-payment is due to a valid extension of an interest payment period;
•	non-payment of all of any part of the principal of the Trust Preferred Securities;
•	the Company's failure to comply with the covenants or other provisions of the indentures or the Trust Preferred Securities; or
•	bankruptcy or liquidation of the Company or of the Trust.

Pursuant to a Guarantee Agreement dated March 22, 2007, by and between AmTrust Financial Services, Inc. and Wilmington Trust Company, the Company has agreed to guarantee the payment of distributions and payments on liquidation or redemption of the Trust Preferred Securities, but only in each case to the extent of funds held by the Trust. The obligations of the Company under the Guarantee Agreement and the Trust Preferred Securities are subordinate to all of the Company's senior and subordinated debt.

The offering of the Trust Preferred Securities was conducted pursuant to a Placement Agreement dated March 14, 2007 between the Company, FTN Financial Capital markets and Keefe, Bruyette & Woods, Inc. The placement agents received a commission of 2.05 percent of the principal amount of the Debenture.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

See Item 1.01

Item 7.01 Regulation FD Disclosure

On March 22, 2007, the Company announced the closing of the placement of the Trust Preferred Securities and issuance of the Debenture. A copy of the press release is included as exhibit 99.1 to this report.

Item 9.01 - Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report.

Number	Description
4.1	Indenture, dated March 22, 2007, between AmTrust Financial Services, Inc. and Wilmington Trust Company, as Trustee, relating to Floating Rate Junior Subordinated Debentures Due 2037.*
4.2
Amended and Restated Declaration of Trust, dated as of March 22, 2007, by and among Wilmington Trust Company, as Institutional Trustee and as Delaware Trustee, AmTrust Financial Services, Inc., as Sponsor, and the Administrators (as named therein).*

4.3	Guarantee Agreement, dated as of March 22, 2007, AmTrust Financial Services, Inc. as Guarantor, and Wilmington Trust Company, as Trustee.*
99.1	Copy of press released issued by AmTrust Financial Services, Inc., dated March 22, 2007.
*	Exhibit not included pursuant t Item 601(b)(4)(iii) and (v) of Regulation S-K. The Company will provide a copy of such exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date March 22, 2007

/s/ Stephen Ungar
Stephen Ungar
Secretary